UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2015

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on April 13, 2015, the Board of Directors (the “Board”) of Penn National Gaming, Inc. (the “Company”) increased the size of the Board from seven directors to eight directors and subsequently elected Jane Scaccetti to fill the vacancy.  Ms. Scaccetti was elected as a Class III director with a term expiring at the 2017 annual meeting of shareholders.  In addition, effective as of the date of her appointment to the Board, Ms. Scaccetti was appointed as a member and chair of the Audit Committee of the Board.  Such appointments remain subject to customary regulatory approvals.

Ms. Scaccetti is the Chief Executive Officer of Drucker & Scaccetti, P.C., a public accounting and business advisory firm, of which she has been a principal since 1990.  Ms. Scaccetti also serves as a director of The Pep Boys—Manny, Moe & Jack; a director of Mathematica Policy Research, Inc.; a trustee of Temple University; Chair of the Board of Temple University Hospital; a trustee of Temple University Health Systems; and a trustee of Salus University.  In addition, Ms. Scaccetti served as a director of Nutrition Management Services Company from 1992 until 2010.

There are no arrangements or understandings between Ms. Scaccetti and any other person pursuant to which she was selected as a director. Ms. Scaccetti has not been a party to any transaction involving the Company required to be disclosed under Item 404(a) of Regulation S-K.

In connection with her appointment to the Board, on April 16, 2015, Ms. Scaccetti will be granted phantom stock units in an amount equal to $250,000.  These phantom stock units will vest in four equal annual installments on the anniversary of the date of grant.  In addition, Ms. Scaccetti will receive cash compensation in the amount of $50,000 for service as a director of the Company in 2015 and $10,000 for service on the Audit Committee of the Board in 2015.

On April 14, 2015, the Company issued a press release announcing Ms. Scaccetti’s election to the Board, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Penn National Gaming, Inc., dated April 14, 2015

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 15, 2015	PENN NATIONAL GAMING, INC.

	By:	/s/ Saul V. Reibstein
	Name:	Saul V. Reibstein
	Title:	Executive Vice President, Finance Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Penn National Gaming, Inc., dated April 14, 2015